Financial Services Agreement

This Agreement is entered into this 20th Day of January 2000 by and between Argonaut Associates Limited, of 14/16 Lower Regent Street, London SW1Y 4PH (hereinafter referred to as Argonaut) and Xethos Group Inc. formerly known as GS Telecom Limited of Enterprise House, Ocean Village, Southampton, SO14 3XD, (hereinafter referred to as Xethos).

Article 1 - Scope of Services

Argonaut agreed to perform immediately upon the signing of this Agreement the financial Services described as follows:

A Argonaut will perform investment banking activities including but not limited to assisting in locating, analysing, negotiating, advising on equity capital, debt financing, bridge loans, merger candidates, acquisition candidates, divestiture opportunities, spin off opportunities, strategic alliances or partnerships and any other opportunities to enhance Xethos shareholder value. Argonaut will also advise Xethos on Financial Public Relations firms services, techniques, press releases, shareholders letters, etc and diligently pursue all avenues of debt financing including the creation of securitised instruments.

B Argonaut will advise Xethos and perform research on specific investment opportunities that may come to the attention of Argonaut or Xethos. Xethos agree that Argonaut will not advise Xethos on the appropriateness of an investment, but merely collect, analyse and summarise data for Xethos to make its own evaluation.

Argonaut will also perform other duties from time to time as requested by Xethos provided that in no event will Argonaut perform the services of an investment advisor.

Article II - Period of Performance

This Agreement will commence from the date of signing and run for a period of two (2) years. This Agreement may be terminated by either party for cause or upon one hundred and eighty days (180) written notice of termination.

Article III - Contractual Relationship

In performing the services under this Agreement, Argonaut shall operate as and have the status of an independent contractor. Argonaut shall not have the authority to enter into any contract binding Xethos or create any obligations on the part of Xethos except as shall be specifically authorised by Xethos. Xethos and Argonaut will be mutually responsible for determining the methods for performing the services described in Article 1 above.

Each party separately and individually agree that no party will make any contract with, deal with, or otherwise be involved in, any transaction(s) with any banking or lending institutions, trusts, corporations, company or individuals, lenders or borrowers, buyers or Financial Services Agreement dated 20 January 2000 between Xethos Group Inc. and Argonaut Associates Limited.

Sellers introduced by another of the signatories, separately and individually, without the specific and agreed prior written permission of the introducing signatory or signatories.


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This Agreement is a  perpetuating  guarantee and is to be applied to any and all transactions entertained by the signatories, including subsequent follow up, repeat, extended, or renegotiated transactions as well as to the initial transaction regardless as to the success of the project. The signatories confirm that the identity of banking or lending institutions, trusts, corporations, company or individuals, lenders or borrowers, buyers or sellers shall be kept confidential unless the specific and agreed prior written permission of the introducing signatory or signatories has been obtained.

The signatories agree to keep completely confidential the names of any banking or lending institutions, trusts, corporations, company or individuals, lenders or borrowers, buyers or sellers introduced by any of the named signatories or their associates. Such identity shall remain confidential during the applicable transaction(s) and for the term of this Agreement and shall include such information as telephone, fax, e-mail and physical addresses and other pertinent contact information. Such information is to be considered as the property of the introducing signatory or signatories and the parties are to discuss the same amongst themselves for determination as to what information shall be disclosed and the parties mutually agree on what procedures to use.

Article IV - Compensation

As consideration for the performance of the basic services described above, Xethos shall pay to Argonaut compensation as follows:

A A fee of 10% percent on equity raised by Argonaut, 5% percent on subordinated debt and 3% percent on senior debt. These fees shall be paid on funds actually paid to or at the direction of Xethos and shall incorporate any other fee payments made to any other parties in connection with the funding required by Argonaut. For the sake of clarity Xethos shall receive 100% of the funds raised and shall be responsible for paying the appropriate fee, calculated as above, to Argonaut.

B It shall be the right of Xethos to refuse any particular source of funding or proposed terms thereof without payment of any fee under paragraph A above.

Article V - Company Information

Since Argonaut must at all times rely on the accuracy and completeness of information supplied to it by the company, its officers, directors, agents and employees, Xethos agreed to indemnify and hold harmless and defend Argonaut, its officers, directors, agents and employees at Xethos expense in any proceeding or suit which may arise out of and/or be due to any inaccuracy or incompleteness of such material supplied by Xethos to Argonaut.

      Financial Services Agreement dated 20 January 2000
      Between Xethos Group Inc. and Argonaut Associates Limited

Article VI - Assignment

The rights and obligations of Xethos and Argonaut under this Agreement shall inure to the benefit and binding upon their successors and assigns.


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Article VII - Representatives and Notices

All notices provided for herein shall be in writing and may be served personally to designated representatives of Xethos or Argonaut at their respective places of business or by registered mail to the address of each party or by transmittal by facsimile to their respective fax numbers.

The designated representatives of each party shall be:

Xethos Group Inc.
The Chief Executive Officer
Mr. Gervaise-Brazier

Argonaut Associates Limited
Mr. John Mitchell
Partner

Article VII - Arbitration/Jurisdiction of Court

An independent arbitrator, mutually acceptable to both parties shall settle any claim or controversy arising out of or relating to this Agreement, or the breach thereof which is not settled between the signatories themselves. Jurisdication for any legal action is stipulated by both parties to lie in the United Kingdom of Great Britain.

Article IX - Miscellaneous

This Agreement constitutes the entire Agreement between Xethos and Argonaut relating to the provision of Financial Services. It supersedes all prior or contemporaneous communications, representations or agreements whether oral or written with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those expressed herein. No agreements made hereafter between the parties shall be binding on either party unless reduced to writing and signed by the designated representative of the party bound. This Agreement shall in all respects be interpreted and construed, and the laws of the United Kingdom of Great Britain hereto shall govern the rights of the parties.

      Financial Services Agreement dated 20 January 2000
      Between Xethos Group Inc. and Argonaut Associates Limited

      Signature Page

Signed for an on behalf of
The Board of Directors of
Xethos Group Inc.





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Chief Executive Officer


Signed for and on behalf of

Argonaut Associates Limited




Partner